Exhibit 99.1

Press Release

November 6, 2014	Contact Information:

For Immediate Release	Rob McCarthy
Vice President - Investor Relations
414.223.1615

Rexnord Corporation Second Quarter Fiscal 2015 Results
Call scheduled for Thursday, November 6, 2014 at 5:00 p.m. Eastern Time

MILWAUKEE, WI - November 6, 2014 NYSE:RXN
Second Quarter Highlights

•	Net sales were $538 million -- excluding Mill Products (1), net sales increased 6% year over year (+3% core sales, +3% acquisitions) to $531 million

•	Adjusted earnings per share, excluding Mill Products, increased 38% from the prior year to $0.40

•	Income from operations was $78 million or 14% of net sales

•	Adjusted EBITDA was $109 million or 20% of net sales

•	Diluted earnings per share was $0.35

•	Total liquidity was $699 million ($361 million of cash plus $338 million of available borrowings)

•	Euroflex and Tollok acquisitions announced subsequent to quarter-end, adding complementary product lines to our expanding Process & Motion Control platform

Todd A. Adams, President and Chief Executive Officer, commented, “We delivered 6% overall sales growth in the second quarter, as 3% core growth and 3% growth from acquisitions combined with strong operating performance in both platforms to drive a 38% increase in our adjusted earnings per share to 40 cents. Our sales growth improved sequentially but was slightly below our expectations, driven by weaker European industrial demand and adverse currency translation that we anticipate to continue over the back half of our fiscal year. We recently announced two highly strategic acquisitions that enhance our overall capabilities to better serve our customers, and both of the acquisitions have favorable growth profiles relative to our underlying industrial businesses.

In our Process & Motion Control platform (“PMC”), core sales growth improved sequentially from the first quarter despite the headwinds in our shorter-cycle European industrial business. In general, our end markets are progressing as expected and we anticipate sequential core growth improvement over the second half of the fiscal year. Given that we anticipate the trends we saw in European industrial demand late in the quarter and into October to continue in the second half of our fiscal year, we are leveraging the Rexnord Business System (“RBS”) to drive additional cost and productivity benefits across the platform while accelerating our investments in organic growth initiatives.

In Water Management (“WM”), our second quarter sales grew 12% compared to the prior year, driven by 10% core growth and 3% growth from acquisitions offset by a 1% drag from currency translation. Our Adjusted EBITDA grew 23% year-over-year as margins expanded 160 basis points to 17.4%. We expect our end-markets in WM to continue to improve and believe that the platform is well positioned to deliver strong growth and margins moving forward.”

(1) Mill Products represents our non-core ring gear and pinion product line, for which we are exploring strategic alternatives and, therefore, have excluded from our financial guidance.

Third Quarter and Fiscal 2015 Outlook and Guidance
Adams continued, “We expect core sales growth for the second half of the year to be 3-4%, inclusive of the weaker European industrial demand environment that we anticipate will continue. As a result, we are revising our outlook for adjusted earnings per share to be in a range of $1.52-$1.60, which, at the midpoint, is the low end of our previous adjusted earnings per share outlook, modified for an anticipated $0.04 adverse impact of revised currency translation assumptions. With respect to our fiscal 2015 third quarter, we expect net sales to be in the range of $496-$504 million and adjusted earnings per share to be in the range of $0.29-$0.32, including a roughly $0.03 discrete tax rate headwind year-over-year.”

Second Quarter Fiscal 2015 Segment Highlights
Process & Motion Control
PMC net sales were $312 million in the second quarter of fiscal 2015. Excluding the $6.2 million year-over-year decline related to Mill Products, PMC net sales increased 2% as a 3% increase in net sales from acquisitions was partially offset by a 1% decline in core net sales due to the expected decline in sales to our bulk material handling end-markets due to the lower backlog going into fiscal 2015 as well as slower than anticipated European industrial demand.
Income from operations (GAAP) for the second quarter of fiscal 2015 was $55.7 million. Operating income margin was 17.9% and declined by 120 basis points year-over-year as lower Mill Products volume and acquisition-related depreciation, amortization, and inventory fair value adjustments adversely impacted operating margin by 130 basis points and offset a 10 basis-point increase in PMC margin from our RBS-driven core operational improvements.

Adjusted EBITDA, excluding Mill Products, in the second quarter was $77.3 million. Adjusted EBITDA as a percentage of net sales increased 10 basis points year-over-year to 25.4%.

Water Management

WM net sales increased 12% from the prior year to $226 million in the second quarter of fiscal 2015, reflecting core growth of +10% and +3% growth from acquisitions, partially offset by a -1% adverse impact from foreign currency translation. Double-digit core growth was driven by above-market growth and strengthening market dynamics in the majority of our end-markets.
Income from operations (GAAP) was $29.6 million. Operating income margin was 13.1%, an increase of 230 basis points year-over-year which reflects the benefit of volume growth and on-going cost reduction initiatives, as well as productivity gains and efficiencies delivered by the Rexnord Business System.

Adjusted EBITDA in the second quarter was $39.4 million, representing a 160 basis-point year-over-year increase to 17.4% of net sales.

Non-GAAP Financial Measures

The following non-GAAP financial measures are utilized by management in comparing our operating performance on a consistent basis. We believe that these financial measures are appropriate to enhance an overall understanding of our underlying operating performance trends compared to historical and prospective periods and our peers. Management also believes that these measures are useful to investors in their analysis of our results of operations and provide improved comparability between fiscal periods. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of non-GAAP financial measures presented above to our GAAP results has been provided in the financial tables included in this press release.

Core Sales
Core sales excludes the impact of acquisitions, divestitures (including our non-core product line, Mill Products) and foreign currency translation. Management believes that core sales facilitates easier comparison of our net sales performance with prior and future periods and to our peers. We exclude the effect of acquisitions because the nature, size and number of acquisitions can vary dramatically from period to period and between us and our peers, and can also obscure underlying business trends and make comparisons of long-term performance difficult. We exclude the effect of foreign currency translation from this measure because the volatility of currency translation is not under management's control.
Adjusted Net Income and Adjusted Earnings Per Share
Adjusted net income and adjusted earnings per share (calculated on a diluted basis) exclude actuarial gains and losses on pension and postretirement benefit obligations, restructuring and other similar costs, gains or losses on divestitures, gains or losses on extinguishment of debt, the impact of inventory fair value adjustments in connection with purchase accounting, and other non-operational, non-cash or non-recurring losses, net of their income tax impact. The tax rates used to calculate adjusted net income and adjusted earnings per share is based on a transaction specific basis. We believe that adjusted net income and adjusted earnings per share are useful in assessing our financial performance by excluding items that are not indicative of our core operating performance or that may obscure trends useful in evaluating our continuing results of operations.
EBITDA
EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating our ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business.
Adjusted EBITDA
“Adjusted EBITDA” is the term we use to describe EBITDA as defined and adjusted in our credit agreement, which is net income (or income from operations for our segments), adjusted for the items summarized in the table below. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, non-cash or non-recurring losses or gains. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA varies from others in our industry. This measure should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for, analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; or (f) the impact of earnings or charges resulting from matters that we and the lenders under our secured senior credit facilities may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results.
In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA below, the measure may at times allow us to add estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. Further, management and various investors use the ratio of total debt less cash to Adjusted EBITDA (which includes a full pro-forma last-twelve-month impact of acquisitions), or "net debt leverage", as a measure of our financial strength and ability to incur incremental indebtedness when making key investment decisions and evaluating us against peers.
Free Cash Flow
We define Free Cash Flow as cash flow from operations less capital expenditures plus the excess tax benefit on stock option exercises, and we use this metric in analyzing our ability to service and repay our debt and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt.
About Rexnord
Headquartered in Milwaukee, Wisconsin, Rexnord is comprised of two strategic platforms, Process & Motion Control and Water Management, with approximately 7,400 employees worldwide. The Process & Motion Control platform designs, manufactures, markets and services specified, highly-engineered mechanical components used within complex systems. The Water Management platform designs, procures, manufactures and markets products that provide and enhance water quality, safety, flow control and conservation. Additional information about the Company can be found at www.rexnord.com.

Conference Call Details
Rexnord will hold a conference call on Thursday, November 6, 2014 at 5:00 p.m. Eastern Time to discuss its fiscal 2015 second quarter results and provide a general business update. Rexnord President and CEO, Todd Adams, and Senior Vice President and CFO, Mark Peterson, will co-host the call. The conference call can be accessed via telephone as follows:
Domestic toll-free #: 800-708-4540
International toll #: 847-619-6397
Access Code: 38339832
A live webcast of the call will also be available on the investor relations section of the Company's website. Please go to the website (www.rexnord.com) at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software.
If you are unable to participate during the live teleconference, a replay of the conference call will be available from 8:00 p.m. Eastern Time, November 6, 2014 until 11:30 p.m. Eastern Time, November 20, 2014. To access the replay, please dial 888-843-7419 (domestic) or 630-652-3042 (international) with access code 3833 9832 #.
Cautionary Statement on Forward-Looking Statements
Information in this release may involve outlook, expectations, beliefs, plans, intentions, strategies or other statements regarding the future, which are forward-looking statements. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord Corporation as of the date of the release, and Rexnord Corporation assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance, and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to "Risk Factors" and "Cautionary Notice Regarding Forward-Looking Statements" in the Company's Form 10-K for the fiscal year ended March 31, 2014 as well as the Company's annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

Rexnord Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(in Millions, except share and per share amounts)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	September 30, 2014	September 28, 2013	September 30, 2014	September 28, 2013
Net sales	$537.9	$514.5	$1,047.7	$1,023.2
Cost of sales	341.6	322.7	672.1	649.5
Gross profit	196.3	191.8	375.6	373.7
Selling, general and administrative expenses	103.6	105.4	208.4	212.0
Restructuring and other similar charges	1.4	1.2	4.8	3.0
Amortization of intangible assets	13.7	12.6	27.2	25.1
Income from operations	77.6	72.6	135.2	133.6
Non-operating expense:
Interest expense, net	(22.0)	(29.2)	(44.5)	(64.2)
Loss on the extinguishment of debt	—	(129.2)	—	(133.2)
Other (expense) income, net	(2.3)	0.1	(3.6)	(6.1)
Income (loss) from operations before income taxes	53.3	(85.7)	87.1	(69.9)
Provision (benefit) for income taxes	16.2	(33.2)	38.0	(31.0)
Net income (loss)	$37.1	$(52.5)	$49.1	$(38.9)
Non-controlling interest loss	(0.1)	(0.2)	(0.2)	(0.4)
Net income (loss) attributable to Rexnord	$37.2	$(52.3)	$49.3	$(38.5)

Net income (loss) per share:
Basic	$0.37	$(0.54)	$0.48	$(0.40)
Diluted	$0.35	$(0.54)	$0.47	$(0.40)
Net income (loss) per share attributable to Rexnord:
Basic	$0.37	$(0.54)	$0.49	$(0.40)
Diluted	$0.36	$(0.54)	$0.47	$(0.40)
Weighted-average number of shares outstanding (in thousands):
Basic	101,451	97,457	101,344	97,347
Effect of dilutive equity awards	3,259	—	3,279	—
Diluted	104,710	97,457	104,623	97,347

Rexnord Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
Second quarter and six months ended September 30, 2014
(in Millions, except share and per share amounts) (Unaudited)

	Second Quarter Ended		Six Months Ended
Adjusted EBITDA	September 30, 2014	September 28, 2013	September 30, 2014	September 28, 2013
Net income (loss)	$37.1	$(52.5)	$49.1	$(38.9)
Interest expense, net	22.0	29.2	44.5	64.2
Income tax provision (benefit)	16.2	(33.2)	38.0	(31.0)
Depreciation and amortization	28.3	26.4	56.9	53.9
EBITDA	$103.6	$(30.1)	188.5	48.2

Adjustments to EBITDA
Restructuring and other similar charges	1.4	1.2	4.8	3.0
Loss on the extinguishment of debt	—	129.2	—	133.2
Stock-based compensation expense	1.1	2.0	2.7	3.5
Last-in first-out inventory adjustments	(0.2)	0.5	—	1.5
Impact of inventory fair value adjustment	0.7	—	2.1	—
Other expense (income), net (1)	2.3	(0.1)	3.6	6.1
Subtotal of adjustments to EBITDA	5.3	132.8	13.2	147.3
Adjusted EBITDA	$108.9	$102.7	$201.7	$195.5

	Second Quarter Ended		Six Months Ended
Adjusted Net Income and Earnings Per Share	September 30, 2014	September 28, 2013	September 30, 2014	September 28, 2013
Net income (loss)	$37.1	$(52.5)	$49.1	$(38.9)
Restructuring and other similar charges	1.4	1.2	4.8	3.0
Loss on the extinguishment of debt	—	129.2	—	133.2
Stock-based compensation expense	1.1	2.0	2.7	3.5
Last-in first-out inventory adjustments	(0.2)	0.5	—	1.5
Impact of inventory fair value adjustment	0.7	—	2.1	—
Other expense (income), net (1)	2.3	(0.1)	3.6	6.1
Tax effect on above items	(1.4)	(49.6)	(3.9)	(53.6)
Tax restructuring (2)	—	—	10.1	—
Adjusted net income	$41.0	$30.7	$68.5	$54.8
Less: Net (loss) income attributable to Mill Products (3)	(0.7)	1.1	(0.3)	3.2
Adjusted net income excluding Mill Products	$41.7	$29.6	$68.8	$51.6

Weighted-average number of shares outstanding (in thousands)
Basic	101,451	97,457	101,344	97,347
Effect of dilutive equity awards	3,259	3,095	3,279	3,143
Diluted	104,710	100,552	104,623	97,347

Adjusted earnings per share - diluted	$0.40	$0.29	$0.66	$0.53
Net income (loss) per share - diluted (in accordance with GAAP)	$0.35	$(0.54)	$0.47	$(0.40)

(1)
Other expense (income), net includes the impact of foreign currency transactions, sale of property, plant and equipment and other miscellaneous expenses. See "Management Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Form 10-Q for the second quarter ended September 30, 2014 for further information.

(2)	The first six months of fiscal 2015 includes a non-recurring, non-cash tax expense related to a change in the U.S. income tax entity classification of a foreign subsidiary.

(3)	Mill Products represents our non-core ring gear and pinion product line, for which we are exploring strategic alternatives and have excluded from our financial guidance.

	Second Quarter Ended
	September 30, 2014		September 28, 2013
Adjusted EBITDA by Segment	Process & Motion Control	Water Management	Process & Motion Control	Water Management
Income from operations	$55.7	$29.6	$59.4	$21.8
Operating margin	17.9%	13.1%	19.1%	10.8%

Depreciation and amortization	18.8	9.5	16.9	9.5
Restructuring and other similar charges	0.8	0.6	0.4	0.4
Stock-based compensation expense	0.3	0.3	0.5	0.3
Last-in first-out inventory adjustments	0.4	(0.6)	0.4	0.1
Impact of inventory fair value adjustments	0.7	—	—	—
Adjusted EBITDA	$76.7	$39.4	$77.6	$32.1
Less: Adjusted EBITDA attributable to Mill Products (1)	(0.6)	—	2.0	—
Adjusted EBITDA excluding Mill Products	$77.3	$39.4	$75.6	$32.1
Adjusted EBITDA margin (2)	25.4%	17.4%	25.3%	15.8%

(1)	Mill Products represents our non-core ring gear and pinion product line, for which we are exploring strategic alternatives and have excluded from our financial guidance.

(2)	Process & Motion Control Adjusted EBITDA margin excludes $6.9 million and $13.1 million of Mill Products net sales generated in the second quarter of fiscal 2015 and 2014, respectively.

	Earnings Guidance for	Earnings Guidance for
	the Three Months Ending	the Twelve Months Ending
Adjusted net income per diluted share	December 31, 2014	March 31, 2015
Net income per diluted share (1)	$0.27 to $0.30	$1.22 to $1.30
Stock option expense	0.02	0.07
Restructuring and other similar charges	—	0.13
Last-in first-out inventory adjustments	0.01	0.02
Inventory fair value adjustments	—	0.02
Other expense	—	0.07
Tax impact on adjustments	(0.01)	(0.11)
Tax restructuring (2)	—	0.10
Adjusted net income per diluted share	$0.29 to $0.32	$1.52 to $1.60

(1)
Our guidance for net income per diluted share is based upon the extent of information available as of the date of this filing regarding events and conditions that will impact our future operating results for the periods noted above. Our actual net income per diluted share may be materially impacted by events for which information is not available, such as asset impairments, purchase accounting effects related to future acquisitions, future restructuring actions, gains (losses) recognized on the disposal of tangible assets, gains (losses) on debt extinguishments, actuarial gains (losses) on our defined benefit plans, and other gains (losses) related to events or conditions not yet known. Consequently, we have not included incremental gains or (losses) for these items in our forward-looking guidance.

(2)	The first quarter of fiscal 2015 included a non-recurring, non-cash tax expense related to a change in the U.S. income tax entity classification of a foreign subsidiary.

Rexnord Corporation and Subsidiaries
Condensed Consolidated Statements of Comprehensive Income (Loss)
(in Millions)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	September 30, 2014	September 28, 2013	September 30, 2014	September 28, 2013
Net income (loss) attributable to Rexnord	$37.2	$(52.3)	$49.3	$(38.5)
Other comprehensive (loss) income:
Foreign currency translation adjustments	(22.2)	10.4	(23.9)	7.9
Unrealized income (loss) on interest rate derivatives, net of tax	1.3	—	(2.4)	—
Change in pension and other postretirement defined benefit plans, net of tax	(0.3)	(0.2)	(0.6)	(0.5)
Other comprehensive (loss) income, net of tax	(21.2)	10.2	(26.9)	7.4
Non-controlling interest loss	(0.1)	(0.2)	(0.2)	(0.4)
Total comprehensive income (loss)	$15.9	$(42.3)	$22.2	$(31.5)

Rexnord Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(in Millions, except share amounts)
(Unaudited)

	September 30, 2014	March 31, 2014
Assets
Current assets:
Cash and cash equivalents	$361.3	$339.0
Receivables, net	343.8	368.3
Inventories, net	373.6	359.7
Other current assets	51.4	53.8
Total current assets	1,130.1	1,120.8
Property, plant and equipment, net	424.9	440.9
Intangible assets, net	569.9	592.6
Goodwill	1,164.7	1,150.7
Insurance for asbestos claims	36.0	36.0
Other assets	41.4	42.5
Total assets	$3,367.0	$3,383.5
Liabilities and stockholders' equity
Current liabilities:
Current maturities of debt	$29.5	$29.0
Trade payables	192.4	241.1
Compensation and benefits	50.4	61.4
Current portion of pension and postretirement benefit obligations	5.7	5.8
Other current liabilities	117.1	112.2
Total current liabilities	395.1	449.5

Long-term debt	1,934.6	1,943.0
Pension and postretirement benefit obligations	137.7	147.7
Deferred income taxes	228.6	207.1
Liability for asbestos claims	36.0	36.0
Other liabilities	42.3	38.1
Total liabilities	2,774.3	2,821.4

Stockholders' equity:
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 200,000,000 shares authorized; shares issued: 102,566,236 at September 30, 2014 and 102,055,058 at March 31, 2014	1.0	1.0
Additional paid-in capital	881.1	872.7
Retained deficit	(232.0)	(281.3)
Accumulated other comprehensive loss	(50.7)	(23.8)
Treasury stock at cost; 900,904 shares at September 30, 2014 and March 31, 2014	(6.3)	(6.3)
Total Rexnord stockholders' equity	593.1	562.3
Non-controlling interest	(0.4)	(0.2)
Total stockholders' equity	592.7	562.1
Total liabilities and stockholders' equity	$3,367.0	$3,383.5

Rexnord Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in Millions)
(Unaudited)

	Six Months Ended
	September 30, 2014	September 28, 2013
Operating activities
Net income (loss)	$49.1	$(38.9)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation	29.7	28.8
Amortization of intangible assets	27.2	25.1
Amortization of deferred financing costs	1.1	1.6
Loss on dispositions of property, plant and equipment	0.8	1.1
Deferred income taxes	23.8	(37.7)
Other non-cash charges (credits)	2.5	(1.6)
Loss on debt extinguishment	—	133.2
Stock-based compensation expense	2.7	3.5
Changes in operating assets and liabilities:
Receivables	6.8	—
Inventories	(18.2)	(20.7)
Other assets	1.5	(4.3)
Accounts payable	(45.6)	(7.8)
Accruals and other	(2.9)	(73.2)
Cash provided by operating activities	78.5	9.1

Investing activities
Expenditures for property, plant and equipment	(21.2)	(19.2)
Acquisitions, net of cash acquired	(27.7)	(34.4)
Cash used for investing activities	(48.9)	(53.6)

Financing activities
Proceeds from borrowings of long-term debt	—	1,930.5
Repayments of long-term debt	(9.9)	(1,933.2)
Proceeds from borrowings of short-term debt	9.1	6.0
Repayments of short-term debt	(8.3)	(154.2)
Payment of deferred financing fees	—	(16.3)
Payment of early redemption premium on long-term debt	—	(109.9)
Proceeds from exercise of stock options	0.8	1.3
Third party investment in non-controlling interest	—	0.4
Excess tax benefit on exercise of stock options	4.9	2.4
Cash used for financing activities	(3.4)	(273.0)
Effect of exchange rate changes on cash and cash equivalents	(3.9)	(0.2)
Increase (decrease) in cash and cash equivalents	22.3	(317.7)
Cash and cash equivalents at beginning of period	339.0	524.1
Cash and cash equivalents at end of period	$361.3	$206.4

Rexnord Corporation and Subsidiaries
Supplemental Data
(in Millions)
(Unaudited)

	Fiscal 2015
	Q1	Q2	Q3	Q4	Total
Net sales
Process & Motion Control	$304.6	$311.7			$616.3
Water Management	205.2	226.2			431.4
Corporate	—	—			—
Total	$509.8	$537.9	—		$1,047.7

Adjusted EBITDA
Process & Motion Control	$70.8	$76.7			$147.5
Water Management	30.2	39.4			69.6
Corporate	(8.2)	(7.2)			(15.4)
Total	$92.8	$108.9	—		$201.7

Adjusted EBITDA %
Process & Motion Control	23.2%	24.6%			23.9%
Water Management	14.7%	17.4%			16.1%
Total (including Corporate)	18.2%	20.2%			19.3%

	Fiscal 2014
	Q1	Q2	Q3	Q4	Total
Net sales
Process & Motion Control	$314.6	$311.8	$300.8	$358.7	$1,285.9
Water Management	194.1	202.7	188.3	211.0	796.1
Corporate	—	—	—	—	—
Total	$508.7	$514.5	$489.1	$569.7	$2,082.0

Adjusted EBITDA
Process & Motion Control	$70.8	$77.6	$76.2	$104.8	$329.4
Water Management	29.5	32.1	28.2	23.5	113.3
Corporate	(7.5)	(7.0)	(6.4)	(8.8)	(29.7)
Total	$92.8	$102.7	$98.0	$119.5	$413.0

Adjusted EBITDA %
Process & Motion Control	22.5%	24.9%	25.3%	29.2%	25.6%
Water Management	15.2%	15.8%	15.0%	11.1%	14.2%
Total (including Corporate)	18.2%	20.0%	20.0%	21.0%	19.8%